Exhibit 4.3

NOTICE OF STOCK OPTION GRANT UNDER
SI INTERNATIONAL, INC. STOCK OPTION AGREEMENT

This Notice of Stock Option Grant (this “Notice”) sets forth certain specific terms regarding the Option for Shares of Common Stock granted to the undersigned Participant under the SI International, Inc. 2002 Amended and Restated Omnibus Stock Incentive Plan (as amended from time to time, the “Plan”) pursuant to the terms and conditions of the Stock Option Agreement (the “Agreement”) by and between the Company and Participant. This Notice of Stock Option Grant is an integral part of the Agreement, which, with the Plan, is incorporated by reference into the Agreement.  Capitalized terms not defined in this Notice of Stock Option Grant shall have the meanings ascribed to such terms in the Agreement or the Plan.

Name of Participant: Participant Name	Option Grant Date: Option Grant Date
Number of Shares of Stock Subject to Option: Total # of Shares	Exercise Price per Share: $ Exercise Price

This Option           is              is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

Subject to the Participant’s Continuous Service and the other terms and conditions of this Notice, the Agreement and the Plan, the Option shall vest and become exercisable in the following increments:

Number of Shares of Stock Subject to Option	Date Shares of Incentive Stock Subject to Option become Vested Options
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting
Incremental Shares to be Vested	Date of Vesting

During any authorized leave of absence, the vesting of the Option as provided in this schedule shall be suspended [after the leave of absence exceeds a period of three (3) months.  Vesting of the Option shall resume upon the Participant’s termination of the leave of absence and return to service to the Company or an Affiliate.  The Vesting Schedule of the Option shall be extended by the length of the leave of absence exceeding the three-month period.

In the event of (i) a merger of the Company with or into another corporation, (ii) the sale of substantially all of the assets of the Company, or (iii) the acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (each a “Corporate Transaction”), the Option granted pursuant to this Notice, shall be assumed or an equivalent option or right substituted by the successor corporation or an affiliate of the successor corporation.  Except as otherwise provided in any employment agreement between the Participant and the Company in effect at the time of such Corporate Transaction (or any other arrangement governing the terms of Participant’s employment or service with the Company), if the Option is assumed or substituted with an equivalent right, then the Participant shall fully vest in and have the right to exercise the Option as to all of the Shares covered thereby, including Shares as to which it would not otherwise be vested or exercisable immediately upon termination of the Participant’s Continuous Service if such Continuous Service is terminated by the successor company or the Company without Cause within twelve (12) months after a Corporate Transaction.  In the event that the successor corporation refuses to assume or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all of the Shares covered thereby, including Shares as to which it would not otherwise be vested or exercisable.  If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Company shall notify the Participant in writing or electronically that the Option, shall be fully exercisable for a period specified in such notice, and the Option shall terminate upon the expiration of such period.  For the purposes of this paragraph, the Option shall be considered assumed if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each Share subject to the Option immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Shares held on the effective date of the Corporate Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the successor corporation or its affiliate, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to the Option to be solely common stock of the successor corporation or its affiliate equal in fair market value to the per share consideration received by holders of Shares in the Corporate Transaction.

BY SIGNING THIS NOTICE OF STOCK OPTION GRANT, PARTICIPANT (A) ACKNOWLEDGES READING AND UNDERSTANDING THE AGREEMENT AND THE PLAN, (B) AGREES TO BE BOUND BY ALL PROVISIONS OF THE AGREEMENT AND (C) AGREES THAT THIS NOTICE OF STOCK OPTION GRANT, AS PART OF THE AGREEMENT, SHALL GOVERN THE TERMS AND CONDITIONS OF THE OPTION, THE SHARES AND THE OTHER SUBJECT MATTER OF THE AGREEMENT, SUBJECT TO THE PROVISIONS OF THE PLAN.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS NOTICE OF STOCK OPTION GRANT AND THE AGREEMENT, THE AGREEMENT SHALL CONTROL.

SI INTERNATIONAL, INC.		PARTICIPANT

By:
	Name: S. Bradford Antle	Name: Insert Participant's Name
Title: President and Chief Executive Officer